Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

January 3, 2008	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
QUINCY, IL (January 3, 2008) — Gardner Denver, Inc. (NYSE: GDI) has announced the appointment of Barry L. Pennypacker as its new Chief Executive Officer and President. Mr. Pennypacker succeeds Ross J. Centanni, who has served in these capacities since 1994 when Gardner Denver became an independent, publicly traded company. Mr. Pennypacker will report to Mr. Centanni, who will remain the Company’s executive Chairman of the Board. It is anticipated that Mr. Pennypacker will join the Company in his new role on January 21, 2008. In addition, he will be appointed as a member of the Gardner Denver, Inc. Board of Directors in February 2008.
Mr. Pennypacker joins Gardner Denver from Wabtec Corporation (NYSE: WAB), a provider of technology-based equipment and services for the rail industry worldwide, where he served as Vice President, Group Executive since 2002 and Vice President, Performance First from 1999 to 2002. Prior to that, he was Director, Worldwide Operations for the Stanley Fastening Systems operating unit of Stanley Works from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a Bachelor of Science Degree in Operations Management from Penn State University and a MBA in Operations Research from St. Joseph’s University.
Regarding Mr. Pennypacker’s appointment, Mr. Centanni stated: “I am very pleased that Barry has decided to join Gardner Denver. He is an outstanding leader who has the qualities and skills required to ensure the Company’s continued profitable growth. I am confident that Barry is the right person to help Gardner Denver pursue and achieve its strategic objectives in the future.”
Mr. Pennypacker also offered: “I look forward to new challenges with Gardner Denver, an organization with a rich heritage and tradition, and an equally bright future. There is a great foundation from which we can build as the Company strives to become an even larger and more profitable organization. I feel fortunate and excited to have the opportunity to be a part of Gardner Denver’s future success.”
Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
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